EXHIBIT (a)(1)(C)

FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM

To:     [            ]

From:    Rotech Healthcare Inc.

Re:         Confirmation of Receipt of Election Form

Rotech has received your election form by which you elected to have some or all of your eligible outstanding options cancelled in exchange for new options, subject to the terms and conditions of the Offer to Exchange Certain Outstanding Options for a Number of Replacement Options According to an Exchange Ratio (referred to as the “Offer”), as follows:

Original Grant Date (MMDDYY)	Number of Shares Subject to Option	Exchange Entire Eligible Option?
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

If you change your mind, you may change your election as to some or all of your eligible options by submitting another election form no later than 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless the Offer is extended. You must submit your new election form by emailing a scanned or PDF copy of the election form to ExchangeOffer@rotech.com. Documents submitted by any other means are not permitted.

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by e-mail to ExchangeOffer@rotech.com.

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the Offer, Rotech will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Rotech gives written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Rotech’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period on December 31, 2009, or any extended period. Once Rotech has formally accepted your tendered options for exchange, you will be granted replacement options as of the expiration date of the Offer.

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